Ex. 10.7.

Smith Employment Understanding

(i)       Salary. Executive shall receive initial base monthly salary Compensation in the amount of $ 7,500 ("Base Salary").

(ii)      Payment. The Base Salary Compensation shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

Employee to enter into a comprehensive employment agreement during Q2 2013